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                                                                  Exhibit 10.4.1


                            ASSET PURCHASE AGREEMENT

                  THIS AGREEMENT is made and entered into on the 30th day of November 1999, by, between and among J. B. SWAYNE SPAWN COMPANY, located at 652 West South Street, Kennett Square, PA 19348 (hereinafter referred to as the "Company"); JOHN B. SWAYNE, III, 652 West South Street, Kennett Square, PA 19348 (hereinafter sometimes referred to as "Swayne") (both the Company and Swayne together hereinafter referred to as "Seller") and WORTHINGTON HOLDINGS, INC., 333 Main Street, P.O. Box 249, Saxonburg, PA 16056-0249 (hereinafter referred to as "Worthington" or "Buyer").

                                   BACKGROUND

                  WHEREAS, Seller owns and operates a business engaged in the cultivation, production, packaging, sale and shipping of mushroom spawn and related products (the "Business"); and

                  WHEREAS, the parties have executed a "Letter of Intent" dated August 17, 1999 and accepted and agreed on August 25, 1999, the terms of which are incorporated herein, except that, in the event of a conflict between the terms of the "Letter of Intent" and the terms of this Agreement, the terms of this Agreement shall control; and

                  WHEREAS, Seller desires to sell and Buyer desires to purchase the assets of the Business in accordance with the terms and conditions of this Agreement; and

                  WHEREAS, the Business uses and occupies two (2) parcels, the main one being located in Kennett Township, Chester County, Pennsylvania, and designated tax parcel No.___, known as 652 West South Street, Kennett Square (hereafter the "Principal Real Property") and the second one being located in New Garden Township, Chester County, Pennsylvania, and designated tax parcel No._________, known as Newark Road at Railroad (hereafter the "Secondary Real Property") respectively described in Exhibits "A" and "B"; and

                  WHEREAS, John B. Swayne, III, owns (or is the equitable owner of) both of the said parcels of real property and one autoclave located at the Principal Real Property; and

                  WHEREAS, as an integral part of this transaction, John B. Swayne, III, desires to sell and Buyer desires to purchase the Principal Real Property in accordance with the terms of this Agreement and the attached Exhibit "C"; and

                  WHEREAS, Buyer wishes to have the opportunity to make an arrangement to lease the Secondary Real Property; and

                  WHEREAS, Buyer wishes to have available the advice and assistance of John B. Swayne, III, for the benefit of the Business and wishes to enter into a two-year employment agreement for such services; and

                  WHEREAS, the parties recognize that John B. Swayne, III, may be restricted from competing with Buyer for the period of up to five (5) years from Closing.


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                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual promises herein contained and the payments hereinafter provided, intending to be legally bound hereby, and conditioned as set forth below, the parties do covenant and agree as follows:

                  1. INCORPORATION OF BACKGROUND. The above Background is incorporated herein by reference.

                  2. SALE AND PURCHASE OF ASSETS. At Closing, the Company shall sell, transfer and assign to Buyer, and Buyer shall purchase, all of the Company's right, title and interest in and to all of the assets of the Business, including the personal property described herein (the "Assets"), all as adjusted for changes occurring in the ordinary course of business as permitted hereunder between this date and Closing, which Assets include:

                  a. All property and assets (except cash) of the Business of every kind and description wherever located, including claims, rights and choses in action, whether choate or inchoate, licenses, trademarks, technology, trade names and including, but not limited to, the inventory, furniture, fixtures, equipment and vehicles and assets described generally in the attached Exhibit "D";

                  b. All rights under Seller's written contracts relating to the Business, specifically identified herein and accepted in writing by Buyer at Closing;

                  c. All accounts receivable as of the date of Closing;

                  d. All customer files, lists and records of the Business;

                  e. Such other assets, tangible or intangible, including contract rights, agreements and licenses, oral or written, relating to the Business; and

                  f. The telephone number, mailing address and all advertising for the Business (including the obligation to pay for same).

                  3. TRANSFER OF REAL PROPERTY.

                  a. At Closing, John B. Swayne, III, shall transfer and set over to Buyer the Principal Real Property in accordance with the attached Exhibit "C" relating to the sale thereof.

                  b. John B. Swayne, III, shall make available the Secondary Real Property (also known as "Plant No. 2" in Toughkenamon, Pennsylvania) for lease by Buyer for additional consideration as the parties may agree, except that this clause and any obligations arising hereunder shall terminate and be of no force or effect unless such agreement is reached and put into writing among the parties not later than Closing hereunder.


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                  4. EMPLOYMENT AND NON-COMPETE AGREEMENT.

                  a. At Closing, the parties shall enter into an Employment Agreement whereby Buyer agrees to hire John B. Swayne, III, as an employee, and John B. Swayne, III, agrees to perform the tasks outlined therein, substantially in the form attached hereto and incorporated by reference as Exhibit "E". Said agreement shall be for a minimum period of two years from Closing, and shall provide for payments by Buyer to Swayne in the minimum amount of One Hundred Twenty Thousand Dollars ($120,000.00) for the first year following Closing in return for an average of three (3) weeks of work per month, and One Hundred Thousand Dollars ($100,000.00) for the second year following Closing in return for an average of two (2) weeks of work per month. Payments under the Employment Agreement shall be made on at least a monthly basis. Swayne shall also receive standard employee benefits, expense reimbursements and other employee perquisites.

                  b. The Employment Agreement shall provide that John B. Swayne, III, agrees that for a period of three (3) years from the end of the provision of employment services, he will be prohibited from consulting or engaging in the business of producing or selling mushroom spawn in any of Buyer's market areas or in any of the market areas of Buyer's affiliated companies.

                  5. PURCHASE PRICE. As full consideration for the Assets of Seller and the Principal Real Property, Buyer shall pay the purchase price of FOUR MILLION SEVEN HUNDRED EIGHTY-FOUR THOUSAND DOLLARS ($4,784,000.00) (the "Purchase Price") subject to adjustment as set forth hereinafter. The Purchase Price shall be paid to the persons and in the allocations specified by Seller, as follows:

                  a. FIFTY THOUSAND DOLLARS ($50,000.00) to counsel for Seller and counsel for Buyer as joint Escrow Agents, already delivered in accordance with the Letter of Intent, such monies to be held by Escrow Agents as security for Buyer's performance hereunder and to be applied at Closing towards the Purchase Price or, in case of default by Buyer, to be delivered to Seller, without further liability or obligation upon Escrow Agents.

                  b. FOUR MILLION TWO HUNDRED THIRTY-FOUR THOUSAND DOLLARS ($4,234,000.00) to be paid at Closing by electronic funds transfer.

                  c. TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) shall be payable in two (2) equal installments, the first ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00) to be due and payable on the first anniversary of Closing, and the second ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00) to be due and payable on the second anniversary of Closing. The Buyer's obligation to make such payments shall be secured by a security arrangement as set forth in Paragraph 6. Buyer's obligations with respect to each such payment shall be conditioned as follows (which condition shall be included in the security document): Buyer shall be obligated to make the payments in full, unless the post-Closing annual unit sales (including spawn and Quicknit) drop below 75% of the unit sales of Seller (excluding unit sales to Giorgio Foods) for the twelve-month period ending November 30, 1999. This condition shall not be applicable if the unit sales losses are due to such causes as defective products produced

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and sold by Buyer after Closing or to post-Closing price increases, customer mergers, dispositions or shutdowns, or transfers of sales or customers to or from Buyer or its affiliated companies.

                  d. Buyer shall be entitled to set-off against the two installment payments any amounts owed to it by Seller pursuant to this Agreement and related documents.

                  e. Buyer shall reimburse Seller for payments by Seller of any federal or state income taxes levied by the taxing authorities against Seller due to the imputation by the taxing authorities of interest on unpaid installments referenced in paragraph 5(c) above.

                  f. The Purchase Price shall be allocated between the Company and John B. Swayne, III, as set forth on attached Exhibit "F", or as directed by Seller at Closing. The allocation of the Purchase Price among the Assets shall also be as set forth on Exhibit "F", or as the parties shall agree at Closing. The parties hereto agree to report on all income tax returns the values as so agreed.

                  g. An escrow in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) shall be held by Escrow Agents in an interest bearing account following Closing in order to protect Buyer from losses due to any unassumed liabilities, misrepresentations, breaches, obsolete inventory, uncollectible accounts receivable, and resolution of claims asserted by customers alleging quality insufficiencies with respect to goods sold by Seller prior to Closing. Purchase Price adjustments shall be accomplished within ninety
(90) days of Closing by a memorandum of Purchase Price adjustment, which shall be executed by all parties hereto, and Escrow Agents shall thereafter disburse the withheld funds in accordance with the memorandum. No other set-offs or adjustments to Purchase Price, and none except as set forth on the memorandum, shall be permitted.

                  6. SECURITY. As partial security for the indebtedness to Seller set forth in Paragraph 5(c) of this Agreement, Buyer shall execute and deliver a commitment (Exhibit "G") secured by the assets listed in Exhibit "D". Seller agrees that the security interests granted to Seller herein shall be subordinate to the security interests granted to a third-party lender by Buyer.

                  7. LIABILITIES. Under no circumstances shall Buyer be deemed to have assumed or agreed to pay, perform or discharge any liability of Seller other than the payment and performance obligations set forth under the steam autoclave equipment lease agreement with The First National Bank of West Chester, dated June 21, 1999.

                  8. CLOSING. Settlement and Closing shall occur on or before November 30, 1999 (which may be extended by the parties until December 31, 1999), time being of the essence, at which time title and possession of the Assets and the Principal Real Property shall be transferred, conveyed, and delivered to Buyer. If Settlement and Closing have not occurred by December 31, 1999 for any reason whatsoever, this Agreement shall terminate and be of no effect and the provisions herein regarding the return or disclosure of information and material shall apply absolutely.

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                  9. DUE DILIGENCE AND BUYER'S CONDITIONS OF CLOSING. The
obligations of Buyer hereunder to purchase the Assets and close hereunder shall be subject to the satisfaction of the following conditions:

                  a. Buyer and its agents and representatives shall have access to the records, personnel, and real property of the Seller in a manner and at such times as the parties shall agree, and in such a way as not to interfere with the Business and operations of Seller. Each and every person associated with or acting on behalf of Buyer shall be subject to the existing Confidentiality Agreement executed by Buyer and incorporated herein as Exhibit "J".

                  b. Buyer shall have received from counsel for the Seller, a favorable opinion dated as of Closing, in form and substance satisfactory to Buyer and its counsel, to the effect that, to the best of his or their knowledge, and without special investigation:

                  (i) The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Pennsylvania;

                  (ii) The Company has the corporate power to carry on its business as and where such business is now being conducted;

                  (iii) No provision of the Articles of Incorporation or bylaws of the Company or, to the best of Seller's knowledge, no provision of any contract, agreement, or other instrument to which it is a party prevents Seller from delivering good title to the Assets to Buyer in the manner contemplated hereby or otherwise prohibit or would be breached by the consummation of the transactions contemplated herein;

                  (iv) The Company and John B. Swayne, III, have full power, legal right and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated herein or have made adequate arrangements for the proper execution of documents by others to give full effect to this Agreement; and this Agreement has been duly executed and delivered by the Company and John B. Swayne, III, and is a valid and legally binding obligation of each of them, enforceable in accordance with its terms, except as its validity and enforceability may be limited by bankruptcy, insolvency, or similar laws of general application affecting the enforcement of creditors' rights generally; and

                  (v) Seller's counsel has no knowledge of any litigation, proceeding, or governmental investigation (whether state or federal) or labor dispute or labor trouble pending or threatened against or relating to Seller or its properties, Assets or Business.

                  c. No action or proceeding shall have been instituted before any court, agency or other governmental body to restrain or prohibit the transactions contemplated hereby.

                  d. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of Closing, with the same effect as though such representations

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and warranties had been made on such date. All of the covenants and agreements of Seller to be performed on or before Closing pursuant to the terms hereof, shall have been duly performed.

                  e. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all of such documents and other evidence as Buyer and its counsel may reasonably request in order to establish the consummation of such transactions.

                  f. There shall have been no material adverse change or damage to the premises, the Assets or the Business of Seller.

                  g. Seller shall have delivered to Buyer the executed Noncompete Agreement in the form attached hereto as Exhibit "I".

                  h. Closing on the Principal Real Property agreement set forth in Exhibit "C" shall occur contemporaneously with this Closing.

                  10. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants the following to be true on the date of this Agreement and at Closing, and, except where specifically noted, such representations and warranties shall survive for a period of two (2) years following Closing:

                  a. John B. Swayne, III, is the sole shareholder of the Company.

                  b. Seller owns (and/or will be able to convey) the Assets free and clear of all claims, liens, mortgages, security interests, encumbrances and demands of any nature, except such liens or encumbrances as are disclosed on
Schedule 10(b). Except for the Secondary Real Property, no other material real or personal property is used directly in the Business.

                  c. No condemnation proceedings are proposed or pending, to Seller's best knowledge, so as to threaten or affect the real property.

                  d. All equipment leases are in full force and effect and there is no breach or default nor has there been any occurrence or event which with notice or the lapse of time or both will become a breach or default under any such leases by Seller and Seller covenants not to allow any breach or default to occur prior to Closing. All leases are assignable by Seller to Buyer without consent.

                  e. J. B. Swayne Spawn Company is a corporation duly existing, qualified and in good standing under the laws of the State of Pennsylvania and is and shall be duly empowered to execute this Agreement and to do any and all things required or desirable for consummation of all transactions contemplated hereby. Seller has full corporate power and authority to own or lease its properties or carry on its business as such properties are now and have been owned or leased in such businesses now being and having been conducted.

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                  f. The execution and performance of this Agreement and the documents necessary to close have been and will be duly authorized by all requisite corporate proceedings by Seller, including the approval of the Company's board of directors and stockholders and, when so delivered, constitute a legal and binding obligation.

                  g. Execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not conflict with or result in a breach of any of the terms, provisions, or conditions of the Company's Certificate of Incorporation, bylaws, or any statute, regulation or court or administrative order or process applicable or any agreement, lease or other agreement or instrument to which Seller is a party, or by which it is bound; nor does execution of this Agreement and consummation of the transactions contemplated hereby constitute a default thereunder.

                  h. All approvals or orders necessary, reasonable and helpful for the authorization, execution and delivery of this Agreement and related documents by Seller and/or the consummation by Seller of the transactions contemplated hereby and thereby have been or will be obtained by Seller prior to Closing and true, correct and complete copies of each furnished to Buyer, including without limitation all consents required or advisable in connection with the assignment or transfer of any contracts to Buyer by Seller.

                  i. The Assets shall be operated and maintained in accordance with Seller's normal operating standards until Closing, except for reasonable wear and tear incurred in the normal course of the Business.

                  j. Seller shall not sell, dispose of, transfer or encumber any of the Assets after the execution of this Agreement except in the regular course of the Business.

                  k. Seller holds all necessary licenses and permits to operate the Business and all such licenses and permits are listed on Schedule 10(k).

                  l. The Company has furnished or will furnish to Buyer its financial statements for the years ended 1997 and 1998, and its financial statements for the period ended March 31, 1999. Such financial statements will be correct in all material respects and will have been prepared in accordance with the books and records of the Company (which books and records properly and accurately reflect the transactions and activities of the Company). There are no liabilities of the Company, contingent or otherwise, which are not disclosed by or reflected fully in such financial statements and disclosed in a schedule provided to Seller by Buyer.

                  m. Since the date of its most recent financial statement referred to in paragraph l, above, except as disclosed in this Agreement, Seller has not:

                  (i) Entered into any transaction out of the ordinary course of business;

                  (ii) Had any change in its financial condition, assets, business or customer list, other than changes in the ordinary course of business, none of which changes have been materially adverse;

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                  (iii) Suffered any fire, riot, explosion, earthquake,
        windstorm, strike or other labor trouble, lockout, flood, act of God or of the public enemy, casualty, condemnation, confiscation, requisition, embargo, activity of the Armed Forces of the United States, revocation of license or right to do business, cancellation or modification of contracts by governmental authority, government regulation or order restricting the operation of its business, cancellation or modification of any franchise, right, contract, license or agreement or any other event which has materially and adversely affected its business, operations, properties or assets;

                  (iv) Had any material change in the accounting principles and practices heretofore followed by the Company; or

                  (v) Entered into any sale or transfer of any of the Assets or any disposition of any of its intangible assets.

                  n. All accounts receivable reflected on the Balance Sheet are, and all accounts and notes receivable subsequently accruing to Closing will be:

                  (i)   Valid, genuine and subsisting;

                  (ii)  Subject to no known defenses, setoffs or counterclaims;

                  (iii) Current and collectible;

                  (iv) Due and payable in full on or before sixty (60) days of Closing; and

                  (v) Fully collectible within one hundred and twenty (120) days after Closing.

                  o. Except as set forth in Schedule 10(o), all federal, state, local and foreign tax and information returns required to be filed by or on behalf of Seller have been timely filed or requests for extensions have been timely filed, granted and have not expired. All taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund, litigation or matter in controversy with respect to which an adjustment to any tax item has been asserted or proposed. All taxes, interest, additions and penalties which are material in amount and which are due with respect to periods prior to Closing have been paid or adequately reserved for. Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The representation in this paragraph 10(o) shall survive Closing for a period of six (6) years.

                  p. No purchase commitment for materials, supplies, component parts or other items of inventory to which Seller is a party, is in excess of normal, ordinary, usual and current requirements of its business or at a price in excess of the current reasonable market price.

                  q. To the best of Seller's knowledge, each of the contracts and agreements to which Seller is a party is a valid and binding obligation of the parties thereto in accordance with its

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terms and conditions. To the best of Seller's knowledge, no party to any such contract or agreement is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller being transferred hereunder.

                  r. Set forth on Schedule 10(r) is a list of all assigned contracts, agreements, insurance agreements and understandings requiring payments in excess of $5,000 per year. Other than these, there are no agreements, contracts, commitments or instruments which are material to or binding upon the Business or to which the Assets are subject.

                  s. All intellectual property owned, used or licensed by Seller is free and clear of liens, claims, security interests and restrictions. No intellectual property owned, used or licensed by Seller infringes any rights owned or held by any other person. No person or entity is infringing the rights of Seller to any intellectual property. No product or service sold by Seller violates or infringes any intellectual property right owned or held by any other person or entity.

                  t. To the best of Seller's knowledge, Seller is not in violation of nor has it received a notice of any violation or potential violation of any applicable law, ordinance or regulation regarding the protection of the environment and, to Seller's best knowledge, no basis exists for any claim of any such violation by Seller, Buyer or in connection with the Assets. Except as disclosed on Schedule 10(t), there has been no release of hazardous material in, on, under or affecting any such property during the period of Seller's ownership, leasing, or operation. Prior to the period of Seller's ownership, leasing or operation of any of Seller's properties, to the knowledge of Seller, there was no release of hazardous material in, on, under or affecting any such property. The representations in this paragraph 10(t) shall survive Closing for a period of three (3) years.

                  u. Except as set forth on Schedule 10(u) Seller is not a party to or bound by any employment agreement or any collective bargaining or other labor agreement or any pension, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consultant, bonus, group insurance or other incentive or welfare contract, plan or arrangement relating to the Business. Seller has (and upon consummation of the transactions contemplated by this Agreement will have) no liability with respect to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), any other similar federal or state statute or under the plans to the Pension Benefit Guarantee Corporation. Seller has complied in all material respects with the reporting and disclosure requirements of ERISA. Except as disclosed on
Schedule 10(u), Seller is not in violation of any rules and regulations of the U.S. Immigration and Naturalization Service.

                  v. Seller maintains policies of insurance with coverages and limits customary in its business and has not received any notice of default under or cancellation of any such policies and has paid or financed all premiums due thereon with respect to the business represented by the Assets covering all periods up to and including Closing.

                  w. There is no suit, claim, action, or proceedings now pending or threatened before any court, administrative or regulatory body or any governmental agency, nor is Seller aware of any grounds therefor, to which Seller is a party or which may result in any judgment, order,

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decree, liability or other determination that will or could have any material adverse effect upon the Business or conditions, financial or otherwise, of Seller. No such judgment, order or decree has been entered against Seller nor any such liability incurred that has, or could have, such effect. There is no claim, action or proceeding now pending or threatened before any court, administrative or regulatory body or any governmental agency, that will or could prevent or hamper the consummation of the transactions contemplated by this Agreement.

                  x. On information and belief, no representation or warranty by Seller, or in any certificate, exhibit, schedule, or other document furnished or to be furnished by Seller pursuant thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                  11. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer makes the following representations and warranties to Seller as an inducement to enter into and consummate this Agreement as contemplated herein:

                  a. Buyer is a corporation duly existing, qualified and in good standing under the laws of the State of Pennsylvania and is and shall be duly empowered to execute this Agreement and to do any and all things required or desirable for consummation of all transactions contemplated thereby.

                  b. The execution and performance of this Agreement and the documents necessary to close have been and will be duly authorized by all requisite corporate proceedings by Buyer, including the approval of Buyer's board of directors and shareholders and, when so delivered, constitute a legal and binding obligation. Buyer is not bound by or subject to any contractual or other obligation that would be violated by Buyer's execution or performance of this Agreement.

                  c. Execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not conflict with or result in a breach of any of the terms, provisions or conditions of Buyer's Certificate of Incorporation, bylaws or any statute, regulation or court or administrative order or process applicable or any agreement, lease or other agreement or instrument to which Buyer is a party, or by which it is bound, nor does execution of this Agreement and consummation of the transactions contemplated hereby constitute a default thereunder.

                  d. Buyer has entered into no contract that will interfere with Buyer's ability to consummate this transaction as contemplated herein.

                  e. There is no litigation, proceeding, or governmental investigation pending or, so far as is known to Buyer, threatened, against or relating to Buyer or Buyer's business or the transactions contemplated by this Agreement, nor is there any basis known to Buyer for such action.

                  f. No representation or warranty by Buyer in this Agreement or any statement or certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of material fact or omits or will omit any material fact.

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                  12. REPRESENTATIONS TO SURVIVE CLOSING. All of the
representations and warranties contained herein (including all statements contained in any exhibit or certificate or other instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement or in connection with the transactions contemplated by it) are a material part of the consideration for the sale of the Assets and the inducement for Buyer to buy the Assets and Seller to sell the Assets. For the purposes of each representation and warranty contained herein, Seller and Buyer are materially relying upon the representations of each other.

                  13.      INDEMNITY.

                  a. Seller agrees to indemnify and hold harmless Buyer, Buyer's affiliates and their respective officers, directors, shareholders, agents and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act of 1933, as amended, from and against all claims, liabilities, losses, costs, damages and expenses arising out of or sustained by Buyer by reason of:

                  (i) Any material breach of any representation, warranty or covenant of Seller contained herein or in any agreement, certificate, document, schedule or exhibit relating to or delivered pursuant hereto;

                  (ii) Any inaccurate representation made by Seller in or under this Agreement;

                  (iii) Breach of any of the warranties made by Seller in or under this Agreement;

                  (iv) Breach or default in the performance by Seller of any of the covenants to be performed under this Agreement; or

                  (v) Any debts, liabilities or obligations of Seller whether accrued, absolute, contingent or otherwise, except for those matters with respect to which Buyer has expressly agreed to become liable pursuant to Paragraph 7 hereof.

                  b. Buyer shall indemnify, defend, and hold Seller harmless from any and all claims, debts, demands, judgments, actions, or causes of action asserted against Seller, which arise from any event or occurrence subsequent to Closing and/or which relate to Buyer's operation of the Business after Closing.

                  14. LIMITATIONS ON INDEMNIFICATION.

                  a. Seller's obligation to indemnify Buyer hereunder shall be applicable only after and to the extent that the aggregate amount of all damages asserted by Buyer under indemnifiable claims exceeds $25,000.

                  b. Buyer's obligation to indemnify Seller hereunder shall be applicable only after and to the extent that the aggregate amount of all damages asserted by Seller under indemnifiable claims exceeds $25,000.

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                  c. The amount of any payment or reimbursement of damages by an indemnifying party shall be net of:

                  (i) A reasonable estimate of the present value of any tax benefits realized or reasonably expected to be realized by the indemnified party by reason of the facts and circumstances giving rise to the indemnifying party's liability (after taking into consideration the tax effect of the receipt by the indemnified party of the indemnification payment); and

                  (ii) Any insurance proceeds received by the indemnified party in connection with the facts giving rise to the right of indemnification. The parties agree to use their best efforts to make claims on and pursue recovery with respect to all insurance on account of such matters.

                  15. OPERATION PENDING CLOSING. During the period from the date hereof to Closing:

                  a. Seller shall:

                  (i) Conduct the Business according to the ordinary and usual course and use Seller's best efforts to maintain and preserve the organization of the Business, its employees and relationships with suppliers, customers and others; and

                  (ii) Inform Buyer in writing from time to time of the development of any material matters relating to the Business, including, without limitation, any adverse changes in the results of operation or financial position of the Business or any litigation, proceeding or government investigation instituted or threatened against Seller relating to the Business or the occurrence of any factor that might give rise to any litigation, proceeding or investigation as aforesaid.

                  b. Seller shall not, without the prior written consent of
Buyer:

                  (i) Mortgage, pledge or subject any of the Assets to liens, security interests or other obligations or encumbrance;

                  (ii) Sell or otherwise transfer any of the Assets other than the sale of inventory in the ordinary course;

                  (iii) Enter into any contract or agreement relating to the Business not in the usual ordinary course or terminate or make any material change in any contracts or agreements relating to the Business; or

                  (iv) Increase or agree to increase in any manner the compensation of any of the employees of the Business or commit the Business to any pension, retirement or profit sharing plan or agreement or employment agreement with or for the benefit of any employee or other person.

                  c. Seller shall afford to Buyer and its counsel, auditors, and authorized representatives full access to all personnel, properties, records and documents of the Business and shall furnish such financial and other information with respect to the Business, its personnel and property as Buyer may reasonably require, except that such access shall not be disruptive to Seller's normal Business operation.

                  d. Except as otherwise provided in this Agreement, all revenues, profits, losses and liabilities resulting from the ownership or operation of the Business and the Assets before Closing shall accrue to and be the responsibility of Seller. All revenues, profit, losses and liabilities resulting from the ownership or operation of the Assets after Closing shall accrue to and be the responsibility of Buyer. Seller shall keep the Assets adequately insured against fire and casualty until Closing. Buyer shall show continuing evidence that the Assets are adequately insured against fire and casualty after Closing until all obligations to Seller have been satisfied. Prior to Closing, all risk of loss shall be borne by Seller; after Closing, all risk of loss shall be borne by Buyer.

                  e. Seller will cause all property owned or leased by it to be insured against all ordinary and insurable risks and will operate, maintain and repair all its property in a careful, prudent and efficient manner.

                  f. Each party to this Agreement hereby covenants and agrees to furnish all information and to make all filings required by any statute or governmental regulation.

                  16. EXPENSES.

                  a. Buyer shall pay for any intangible tax on notes, mortgages or security agreements. John B. Swayne, III, and Buyer shall each pay one-half of any realty transfer tax. Sales taxes shall be paid and collected as provided by law and any real estate taxes shall be proportioned on the taxing authority's fiscal year.

                  b. Notwithstanding the above, each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated thereby, including the fees and expenses of counsel, certified public accountants or other professionals.

                  17. CONFLICT. Closing of this transaction and the transfer of the Assets of the Business are contingent upon the simultaneous Closing on the real property owned by John B. Swayne, III, in accordance with the sale agreement attached as Exhibit "C", together with the execution of title transfer documents for the autoclave owned by Swayne. Closing of said sale agreement is also contingent upon the Closing of this transaction.

                  18. PAYMENT OF PURCHASE PRICE AND SUBSEQUENT SALE.

                  a. Buyer will furnish all of the funds for the transactions contemplated herein and the Purchase Price (other than funds supplied by institutional lenders) and such funds will not be from sources that are described in 18 U.S.C. sections 1956 and 1957 as funds or property derived from "specified unlawful activity" and Buyer agrees to execute and deliver to Seller a Certificate of

Corporate Entity Structure and Ownership, attached to this Agreement as Exhibit "K", at Closing, if requested by Seller.

                  b. Buyer has no agreement, either written or oral, to sell, transfer or convey the Assets, or any interest therein (other than liens or security interests that may be granted pursuant to Buyer's borrowing arrangements), to any third party within the twelve-month period following Closing and Buyer has no present intent to immediately offer the Assets for sale after Closing.

                  19. TERMINATION. This Agreement may be terminated at any time prior to Closing by:

                  a. Mutual consent of Buyer and Seller; or

                  b. Buyer if any of the conditions of Seller's obligation to close have not been met at or before the Closing and have not been waived by Buyer.

                     In the event of a termination of this Agreement pursuant to the provisions of this paragraph, all escrows and other deposits by Buyer shall be immediately returned to Buyer and this Agreement shall become void and have no effect, subject only to any post-termination obligations with respect to confidentiality or the return of information or documents; provided, however, that if any party hereto willfully fails to perform its obligations herein, any other party may seek any available legal or equitable remedies in addition to those provided herein.

                  20. DEFAULT. If Buyer breaches or otherwise fails to perform under this Agreement, Seller may demand and receive from the Escrow Agents all monies paid on account, and Seller may exercise any right it has including, but not limited to, bringing an action for specific performance, damages or other relief.

                      If Seller breaches this Agreement, Buyer's remedy shall be the return of the escrow deposit, the reimbursement of any out-of-pocket expenses from the date of the Agreement until the date of such breach and, in addition, Buyer may exercise any other right it has including, but not limited to, bringing an action for specific performance, damages or other relief.

                  21. NOTICE. Notice required or permitted hereunder shall be in writing and shall be delivered by hand or deposited in the United States mail addressed to Company, J.B. SWAYNE SPAWN COMPANY, INC., at 652 West South Street, PO Box 618, Kennett Square, PA 19348, with a copy to Lawrence M. O'Donnell, Esquire, at 171 West Lancaster Avenue, Paoli, PA 19301; and to Buyer, WORTHINGTON HOLDINGS, INC., at 333 Main Street, PO Box 249, Saxonburg, PA 16056.

                  22. ASSIGNMENT. Except with the express written consent of the other party hereto, this Agreement shall not be assignable or otherwise transferred in whole or in part. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding the foregoing, Buyer shall have the right to have the real property described in Exhibit "A" and the other assets acquired hereunder conveyed to a related third person or entity; provided, however, that any assignment shall not discharge assignor's liability or obligation to any other party to this Agreement, and all assignees must specifically acknowledge that said assignees shall assume all obligations and liabilities of this Agreement. If Seller consents to an assignment of this Agreement, or any interest therein, an express condition of that assignment shall be that the assignee must execute the Certificate of Entity Structure and Ownership.

                  23. BROKERAGE. Seller and Buyer represent that there is no broker or agent involved in effecting this transaction. Seller and Buyer hereby agree to indemnify and hold each other harmless for any liability or claim for the payment of any commission, including interest and attorneys' fees, arising from the conduct of the other party. These representations are made as part of the consideration of this transaction. This paragraph shall survive the passage of title and delivery of the deed and other documents of conveyance.

                  24. HEADINGS. All headings used herein are for convenience and reference only and shall not be deemed to have any substantive effect.

                  25. ENTIRE AGREEMENT. This Agreement, along with the Purchase and Sale Agreement executed by the parties contemporaneously herewith and the exhibits and documents delivered pursuant hereto, constitute the entire contract between the parties hereto, pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties; and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. A breach of this Agreement shall be deemed to be a breach of the sale agreement executed contemporaneously herewith and vice versa.

                  26. FURTHER INSTRUMENTS AND ACTIONS. Each party shall deliver any further instruments and take any further action that may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

                  27. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

                  28. SELLER'S CLOSING OBLIGATIONS. At Closing, Seller shall deliver to Buyer the following documents:

                  a. Executed deeds, assignments, consents, bills of sale, certificates of title, and other documents or instruments of transfer and which shall contain full warranties of title as shall be effective to vest in Buyer all of Seller's right, title and interest in and to all of the Assets being conveyed hereunder, free and clear of all liens, charges, encumbrances and restrictions;

                  b. All contracts, files, commitments and rights pertaining to the Business and other data relating to its operations;

                  c. Certificate of Good Standing for the Company;

                  d. Resolution of the Board of Directors of the Company, along with a Certificate of Incumbency of Directors and Officers, authorizing execution, delivery and performance of this Agreement and all documents required for Closing;

                  e. Certified copy of Minutes of Shareholders' meetings of the Company authorizing the entry and completion of all transactions hereunder;

                  f. Transfer of all permits, licenses and use rights of the Business;

                  g. Closing Statement; and

                  h. Opinion of Seller's counsel.

                  29. BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall deliver to Seller:

                  a. Payment of the sums due pursuant to this Agreement;

                  b. Certificate of Good Standing for Worthington Holdings,
Inc.;

                  c. Resolution of Board of Directors of Buyer, along with a Certificate of Incumbency of Directors and Officers, authorizing execution, delivery and performance of this Agreement and all documents required for Closing;

                  d. Certified copy of Minutes of Shareholders' meeting of Buyer authorizing the entry and completion of all transactions hereunder;

                  e. Execution of all agreements executed by Seller that require Buyer's agreement and execution;

                  f. Execution of security documents;

                  g. Closing statement; and

                  h. Any other documents, drafts, etc., required to give effect to the transaction.

                  30. PRE-CLOSING OBLIGATIONS. At least ten (10) days prior to Closing, the parties will arrange for the obtaining of any clearances or notices to the Pennsylvania Department of Revenue, Pennsylvania Department of Labor and Industry or other required notices.

                  31. NON-MARKETING AGREEMENT. During the pendency of this Agreement and until such time as the Agreement is terminated by Closing or by mutual abandonment or by reason of failure of a condition or by reason of a breach by Buyer, no person acting on behalf of the Company or John B. Swayne, III, shall offer the shares, Assets or Business for sale or for negotiations regarding a sale to or with any person other than an affiliate of Buyer.

                  32. NO PUBLICITY AGREEMENT. During the pendency of this Agreement, neither party, without the permission of the other, shall release any publicity or make any announcement with respect to the transaction contemplated herein, and each party shall use its best efforts to keep information and knowledge about the transaction limited only to those with the need to know.

                  IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have executed this Agreement as of the date first written above.

ATTEST:                                       SELLER:
                                              J.B. SWAYNE SPAWN COMPANY


/s/ John B. Swayne, III                       By:   /s/ John B. Swayne, III
----------------------------------               -------------------------------
                        Secretary                                   President

WITNESS:                                      JOHN B. SWAYNE, III


/s/ Lawrence M. O'Donnell                     /s/ John B. Swayne, III
----------------------------------            ----------------------------------

ATTEST:                                       BUYER:
                                              WORTHINGTON HOLDINGS, INC.


/s/ Fred Y. Bennitt                           By: /s/ Donald A. Smith
----------------------------------                ------------------------------
                        Secretary